Exhibit 10.1

TERMINATION AGREEMENT dated as of May 26, 2021 Between

UNDER ARMOUR, INC. and [Dealer]

THIS TERMINATION AGREEMENT (this “Agreement”) with respect to the Capped Call Confirmations (as defined below) is made as of May 26, 2021, between Under Armour, Inc. (“Company”) and [Dealer] (“Dealer”).

WHEREAS, Company issued $500,000,000 principal amount of 1.50% Convertible Senior Notes due 2024 (the “Convertible Notes”) pursuant to an Indenture dated as of May 27, 2020 between Company and Wilmington Trust, National Association, as trustee;

WHEREAS, in connection with the pricing of the Convertible Notes, Company and Dealer entered into a Base Capped Call Transaction (the “Base Capped Call Transaction”) pursuant to an ISDA confirmation dated as of May 21, 2020, which supplements, forms a part of, and is subject to an agreement in the form of the 2002 ISDA Master Agreement, pursuant to which Company purchased from Dealer 440,000 call options (as amended, modified, terminated or unwound from time to time, the “Base Capped Call Confirmation”);

WHEREAS, in connection with the exercise of the option by the initial purchasers of the Convertible Notes to purchase additional Convertible Notes, Company and Dealer entered into an Additional Capped Call Transaction (the “Additional Capped Call Transaction” and, together with the Base Capped Call Transaction, the “Capped Call Transactions”) pursuant to an ISDA confirmation dated as of May 26, 2020, which supplements, forms a part of, and is subject to an agreement in the form of the 2002 ISDA Master Agreement, pursuant to which Company purchased from Dealer 60,000 call options (as amended, modified, terminated or unwound from time to time, the “Additional Capped Call Confirmation” and, together with the Base Capped Call Confirmation, the “Capped Call Confirmations”); and

WHEREAS, in connection with a repurchase by Company of 250,000 Convertible Notes in $1,000 principal amount denominations (such number of Convertible Notes in $1,000 principal amount denominations, the “Repurchase Number”), Company has requested full termination of the Additional Capped Call Transaction and partial termination of the Base Capped Call Transaction;

NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

1. Defined Terms. Any capitalized term not otherwise defined herein shall have the meaning set forth for such term in the Capped Call Confirmations.

2. Termination. Notwithstanding anything to the contrary in the Capped Call Confirmations, Company and Dealer agree that, effective on the date hereof, (i) the Additional Capped Call Transaction shall automatically terminate and all of the respective rights and obligations of the parties under the Additional Capped Call Confirmation shall be terminated, cancelled and extinguished and (ii) the Number of Options under the Base Capped Call Transaction shall be reduced to 250,000, and in connection therewith Dealer shall be required to pay to Company the Cash Settlement Amount on the Cash Settlement Date pursuant to Sections 3 and 4 below.

3. Procedures for Hedge Unwind. On each Trading Day during the period of seven consecutive Trading Days beginning on, and including, May 27, 2021 (the “Hedge Unwind Period”) Dealer (or an affiliate of Dealer), for the account of Dealer, shall unwind a portion of its hedge of the Number of Options being terminated hereunder. “Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on The New York Stock Exchange. “Market Disruption Event” means (i) a failure by The New York Stock Exchange to open for trading during its regular trading session or (ii) a Trading Halt. “Trading Halt” means the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for the Shares for more than one 45 minute period in the aggregate during regular trading hours of any suspension of trading (by reason of movements in price exceeding limits permitted by The New York Stock Exchange or otherwise) in the Shares.

4. Payments. On the second business day following the final Trading Day of the Hedge Unwind Period (the “Cash Settlement Date”), Dealer shall pay to Company an amount in USD equal to the Cash Settlement Amount. The “Cash Settlement Amount” shall mean an amount of USD determined by Dealer pursuant to the table set forth in Schedule A attached hereto (using linear interpolation or commercially reasonable extrapolation by Dealer, as applicable, to determine the Cash

Settlement Amount for any Average VWAP not specifically appearing in Schedule A). “Average VWAP” means the arithmetic average of the Daily VWAPs for each Trading Day during the Hedge Unwind Period. “Daily VWAP” means, for any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “UA US <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours. If Dealer determines, in the case of clause (x) below, in its commercially reasonable judgment or, in the case of clause (y) below, based on advice of counsel, that on any Trading Day during the Hedge Unwind Period an extension of the Hedge Unwind Period is reasonably necessary or appropriate (x) to preserve Dealer’s hedge unwind activity hereunder in light of existing liquidity conditions or (y) to enable Dealer to effect sales of Shares in connection with its hedge unwind activity hereunder in a manner that would be in compliance with applicable legal, regulatory or self-regulatory requirements of organizations with jurisdiction over Dealer or its affiliates, or with related policies and procedures adopted by Dealer in good faith so long as such policies and procedures would generally be applicable to counterparties similar to Company and transactions similar to those contemplated by this Agreement, then the number of Trading Days in the Hedge Unwind Period and the Cash Settlement Amount shall be adjusted by Dealer in its good faith, commercially reasonable discretion to account for such extension.

5. Representations and Warranties of Company. Company represents and warrants to Dealer on the date hereof that:

(a) it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(b) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or affecting it or any of its assets;

(c) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(d) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

(e) it is not in possession of any material nonpublic information regarding Company or the Shares; and

(f) it is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Securities Exchange Act of 1934, as amended.

6. Representations and Warranties of Dealer. Dealer represents and warrants to Company on the date hereof that:

(a) it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(b) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any material contractual restriction binding on or affecting it or any of its assets;

(c) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(d) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

7. Account Information for Payment of the Cash Settlement Amount to Company:

Bank: [ ]

ABA#: [ ]

Acct No.: [ ]

Beneficiary: [ ]

Ref: [ ]

8. Governing Law. This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

9. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

10. No Reliance, etc. Company confirms that it has relied on the advice of its own counsel and other advisors (to the extent it deems appropriate) with respect to any legal, tax, accounting, or regulatory consequences of this Agreement, that it has not relied on Dealer or its affiliates in any respect in connection therewith, and that it will not hold Dealer or its affiliates accountable for any such consequences.

11. FINRA Sophistication. Company (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

12. No Other Changes. Except as expressly set forth herein, all of the terms and conditions of the Base Capped Call Confirmation shall remain in full force and effect and are hereby confirmed in all respects.

13. [U.S. Resolution Stay Protocol. The provisions of Section 9(dd) of the Capped Call Confirmations are incorporated into this Agreement mutatis mutandis as if references therein to (x) “the Agreement” were references to “this Agreement”, (y) “[ ]” were references to “Dealer” and (z) “Counterparty” were references to “Company”.][U.S. QFC Mandatory Contractual Requirements. The provisions of Section 9(dd) of the Capped Call Confirmations are incorporated into this Agreement mutatis mutandis as if references therein to (x) “this Confirmation” were references to “this Agreement” and (y) “Counterparty” were references to “Company”.]

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

[Dealer]

By:
Name: Title:

Under Armour, Inc.

By:
Name: Title:

[Signature Page to Termination Agreement]

Schedule A

The Cash Settlement Amount shall be determined by Dealer according to the table below.

Average VWAP	Cash Settlement Amount
USD 17.00	USD	[ ]
USD 17.50	USD	[ ]
USD 18.00	USD	[ ]
USD 18.50	USD	[ ]
USD 19.00	USD	[ ]
USD 19.50	USD	[ ]
USD 20.00	USD	[ ]

Dealer may adjust the table above upon the occurrence of any event or condition that would have allowed Dealer to adjust the terms of the Capped Call Transactions under the Capped Call Confirmations. In making any adjustment pursuant to the immediately preceding sentence, Dealer shall be bound by the same obligations of the Calculation Agent as set forth in the Capped Call Confirmations.

A-1